Exhibit 10.2(a)

WAIVER AGREEMENT

This Waiver Agreement (“Waiver Agreement”) is entered into on August 18, 2006, by and between PLACER SIERRA BANK, a California banking corporation (the “Bank”), and FRANK J. MERCARDANTE (“Executive”).

WHEREAS, Executive and the Bank’s predecessor Southwest Community Bank (“Southwest”) entered into an Employment Agreement (the “Employment Agreement”), dated November 7, 2005, as amended April 19, 2006;

WHEREAS, Executive and Southwest entered into an Executive Supplemental Compensation Agreement (the “Supplemental Agreement”), dated October 17, 2001, as amended April 19, 2006;

WHEREAS, among other benefits, Section F.8(c)(iv) of the Employment Agreement provides for Southwest to pay Executive salary continuation of his base salary (the “Severance Payments”) for thirty-six (36) months following the termination of Executive’s employment with Southwest in conjunction with a change in control of Southwest;

WHEREAS, among other benefits, Section 5.4 of the Supplemental Agreement provides for Southwest to pay Executive monthly payments for Executive’s lifetime (the “SERP Payments”) commencing with the month following the termination of Executive’s employment with Southwest in conjunction with a change in control of Southwest;

WHEREAS, a change in control of Southwest occurred on June 9, 2006, and in connection therewith the Bank has succeeded to the rights and obligations of Southwest under the Employment Agreement and the Supplemental Agreement;

WHEREAS, Executive’s employment with Southwest terminated on June 9, 2006;

WHEREAS, Executive is willing to waive portions of the Severance Payments and the SERP Payment;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Executive and the Bank agree as follows:

1. The amount of the Severance Payments based upon Executive’s annual base salary with Southwest of $320,000 immediately prior to the change in control and employment termination would be $26,666.67 per month for thirty-six (36) months. Executive hereby expressly waives his rights to receive $5,116.67 of such amount per month. The Bank agrees to pay the $21,550 per month balance of the Severance Payments in accordance with the provisions of the Employment Agreement.

2. Executive hereby expressly waives his rights to receive any and all of the monthly SERP Payments that otherwise would be made to him prior to the month following the month in which he attains age 62 years. No adjustment shall be made to the monthly amount of the SERP

Payments and no extension shall be made to the term over which the SERP Payments are to be paid as a result of this Waiver Agreement.

3. Executive and the Bank believe that, following the waiver of benefits set forth herein, Executive will not receive any payments or other benefits in connection with the change in control of Southwest that would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). However, in the event that Executive determines that the Internal Revenue Service may impose an excise pursuant to section 4999 of the Code (the “Excise Tax”) on amounts received or receivable in connection with the change in control of Southwest, then at Executive’s direction the Bank shall further reduce the Severance Payments by, and/or Executive shall repay to the Bank, such amount as Executive determines to be necessary to cause the payments and other benefits received by Executive in connection with the change in control of Southwest not to give rise to any Excise Tax.

4. The Employment Agreement and the Supplemental Agreement shall not otherwise be affected by this Waiver Agreement.

5. The validity, interpretation, construction and performance of this Waiver Agreement shall be governed by the laws of the State of California.

6. This Waiver Agreement may be executed in several counterparts, each of which shall be deemed to an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and Executive have executed this Waiver Agreement on and effective as of August 18, 2006.

PLACER SIERRA BANK f/k/a SOUTHWEST COMMUNITY BANK

By:	/s/ David E. Hooston
David E. Hooston, Treasurer

/s/ Frank J. Mercardante
FRANK J. MERCARDANTE